EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN SCIENCE AND ENGINEERING, INC.

REPORTS FIRST QUARTER FISCAL YEAR 2006 RESULTS

BILLERICA, Mass. – August 5, 2005 - American Science and Engineering, Inc. (AS&E®) (NASDAQ: ASEI) reported revenue of $35,162,000 net income of $7,986,000 and net income per share of $0.89 for the first quarter of fiscal year 2006.  This represents a 109% increase in revenues and a $0.96 increase in earnings per share versus the first quarter of the prior fiscal year.

“We have followed a record fiscal year with strong first quarter results,” said Anthony Fabiano, AS&E’s President and CEO. “This is another record quarter—revenue more than doubled and gross profit margin increased ten points to 41% from the same period one year ago. Equally important, our revenue mix reflects a combination of balance and strength across all product areas. We are increasing concentrated research and development efforts to sustain growth through our significant investment in new technologies and products.”

Fabiano further commented, adding that “This past quarter’s exceptional results are due to the increased recognition and effectiveness of our proprietary Z® Backscatter technology. Z Backscatter technology continues to achieve market recognition as a premier technology to detect a host of high-security threats, ranging from vehicle-borne explosives, packaged explosives, and suicide bombers.”

As previously announced, Anthony Fabiano, President and CEO, and Ken Galaznik, CFO and Treasurer, will host a conference call on Friday, August 5, 2005 at 11:00 a.m. EST to discuss the results and respond to questions. To participate in the call, please dial 866-202-4683 at least 10 minutes prior to starting time. For international participants, dial 617-213-8846.  The conference identification number is 90485854.

An audio replay of the teleconference will be available, in its entirety, starting at 1:00 p.m. EST for a 48-hour period by dialing 888-286-8010.  Internationally, please dial 617-801-6888.  The conference identification number is 84689630. The replay will also be available at www.as-e.com in the Investor Information section immediately following the conference.

About AS&E®

American Science and Engineering, Inc. develops and manufactures state-of-the-art X-ray inspection systems for homeland security and other critical defense applications. AS&E continues to innovate, create and develop new products by investing in new ideas through research and development, and evolving its technology to meet the needs of an ever-changing world. AS&E’s patented Z Backscatter technology detects plastic explosives, illegal drugs, and other contraband, even when artfully concealed in complex backgrounds by terrorists and smugglers. AS&E’s Shaped EnergyTM X-ray inspection systems combine the material discrimination features of Z Backscatter imaging with the penetration capability of high-energy X-rays for dense cargoes, without the problems caused by excessive radiation. For more information on AS&E products and technologies, please visit http://www.as-e.com.

For more information:

Ken Galaznik, CFO and Treasurer

American Science and Engineering, Inc.

(978) 262-8700

Safe Harbor Statement

The foregoing press release contains statements concerning AS&E’s financial performance, markets and business operations that may be considered “forward-looking” under applicable securities laws. AS&E wishes to caution readers of this press release that actual results might differ materially from those projected in any forward-looking statements. Factors which might cause actual results to differ materially from those projected in the forward-looking statements contained herein include the following: significant reductions or delays in procurements of the Company’s systems by the United States and other governments; disruption in the supply of any source component incorporated into AS&E’s products and other factors which may cause delays in production and delivery schedules; litigation seeking to restrict the use of intellectual property used by the Company; potential product liability claims against the Company; failure of any of our products to meet performance requirements or to continue to operate reliably because of unexpected design flaws or manufacturing defects, global political trends and events which affect public perception of the threat presented by drugs, explosives and other contraband; global economic developments and the ability of governments and private organizations to fund purchases of the Company’s products to address such threats; and the potential insufficiency of Company resources, including human resources, capital, plant and equipment and management systems, to accommodate any future growth, and future delays in federal funding. These and certain other factors which might cause actual results to differ materially from those projected are detailed from time to time in AS&E’s periodic reports and registration statements filed with the Securities and Exchange Commission, which important factors are incorporated herein by reference. AS&E undertakes no obligation to update forward looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes in future operating results, financial condition or business over time.

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

For the Quarter Ended	June 30, 2005	June 30, 2004

Total net revenues	$35,162	$16,812

Gross profit	14,592	5,138

Selling, general, and administrative expenses	4,138	3,274

Research and development expenses	2,422	1,455

Operating income	8,032	409

Other income (expense):
Interest and investment income	361	41
Other, net	14	(71)
Change in warrant valuation	533	(920)
Total other income (expense)	908	(950)

Income (loss) before provision for income taxes	8,940	(541)

Provision for income taxes	954	—

Net income (loss)	$7,986	$(541)

Net income (loss) per common share - diluted	$0.89	$(0.07)

Shares used in net income (loss) per share calculation - diluted	8,984	7,558

The results of operations reported herein may not be indicative of future financial conditions or results of future operations.

-more-

AMERICAN SCIENCE AND ENGINEERING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

(unaudited)

	June 30, 2005	March 31, 2005

Assets
Current assets:
Cash and investments	$46,335	$36,363
Accounts receivable, net	24,170	28,861
Inventories	21,942	24,941
Other current assets	7,442	4,757
Total current assets	99,889	94,922

Non-current assets:
Equipment and leasehold improvements, net	4,109	3,329
Other assets	4,250	36
	$108,248	$98,287
Liabilities & Stockholders’ Equity
Current liabilities:
Accounts payable	$2,831	$6,743
Customer deposits	7,947	11,132
Other current liabilities	12,729	12,115
Total current liabilities	23,507	29,990

Non-current liabilities:
Warrant liability	4,906	6,137
Other non-current liabilities	671	590
Total liabilities	29,084	36,717

Total stockholders’ equity	79,164	61,570
	$108,248	$98,287